FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

Secaucus, New Jersey – March 19, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported financial results for the fourth quarter and fiscal year 2008. Results from continuing operations for the fourth quarter and fiscal year periods ended January 31, 2009 and February 2, 2008 are based on The Children’s Place business only. The Disney Store North America (“DSNA”) business has been classified as a discontinued operation in accordance with generally accepted accounting principles (“GAAP”) reflecting the Company’s exit of the business during fiscal year 2008.

Fourth Quarter
•	Net sales from continuing operations for the fourth quarter of 2008 were $441.5 million, slightly below the fourth quarter 2007 net sales of $443.3 million.
•	Comparable store sales decreased 5% in the fourth quarter of 2008 on top of a 7% increase for the same period last year.
•
Income from continuing operations after tax was $23.3 million, or $0.79 per share, in the fourth quarter of 2008, compared to a loss of $4.2 million, or $0.15 per share, in the fourth quarter of 2007. The Company’s fourth quarter income from continuing operations included several items which the Company deems to be unusual or one-time in nature, including:

•
In the fourth quarter of 2008, an asset impairment charge of $4.9 million, pre-tax, for underperforming stores that have been open for less than two years; income of $0.5 million, pre-tax, from recovery of legal fees; income of $0.4 million, pre-tax, from transition services provided to the acquirer of the DSNA business; and a one-time benefit of $4.5 million from the resolution of a state tax issue.

•
In the fourth quarter of 2007, $14.8 million in impairments and $5.9 million in lease exit costs, both pre-tax, related to the decision not to move forward with a building the Company had planned to use as its corporate headquarters; professional and legal fees of $4.5 million, pre-tax, associated with the Company’s 2006 stock option investigation, related restatements and fees for the review of strategic alternatives; stock option tolling expense of $0.9 million, pre-tax; executive severance of $0.7 million, pre-tax; $6.1 million in tax provisions related to the Company’s decision to repatriate a portion of the retained earnings of one of its overseas subsidiaries; and a valuation allowance against deferred tax assets of a foreign subsidiary in the amount of $2.2 million.

•
Excluding the unusual or one-time items mentioned above from the fourth quarters of both years, adjusted income from continuing operations after tax was $21.3 million, or $0.72 per share, in the fourth quarter of 2008, compared to $19.4 million, or $0.67 per share, in the fourth quarter of 2007. The fourth quarter income from continuing operations excluding these items is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance.  A reconciliation of income from continuing operations as reported is included in this press release in Table 3.

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PLCE – Fourth Quarter and Fiscal Year 2008 Financial Results

Fourth Quarter (cont’d)
•
Net income, including the impact of discontinued operations, was $38.8 million in the fourth quarter of 2008, or $1.31 per share, compared to a loss of $58.5 million, or $2.01 per share, for the same period last year.

•	During the fourth quarter of 2008, the Company opened four stores and closed seven.

Fiscal Year
•	Net sales from continuing operations for fiscal year 2008 increased 7% to $1,630.3 million, compared to $1,520.3 million in 2007.
•	Comparable store sales increased 2% for fiscal year 2008 on top of a 3% increase the prior year.
•	Income from continuing operations after tax was $73.9 million, or $2.50 per share, for fiscal year 2008, compared to $10.0 million, or $0.34 per share, last year.
•
Excluding the unusual or one-time items from both years, income from continuing operations after tax was $66.0 million, or $2.23 per share, for fiscal year 2008, compared to $41.4 million, or $1.40 per share, last year. As previously noted, this is a non-GAAP measure which the Company is providing as a supplemental disclosure. A reconciliation of income from continuing operations as reported is included in Table 3.

•	Net income, including the impact of discontinued operations, was $82.4 million, or $2.79 per share, for fiscal year 2008, compared to a loss of $59.6 million, or $2.01 per share, last year.
•	During fiscal year 2008, the Company opened 26 stores and closed 13.

Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., commented, “We feel very good about our accomplishments in 2008, a tough year for retailers. We grew income from continuing operations by almost 60% to $2.23 per diluted share, excluding unusual or one-time items. At the same time, we gained market share, strengthened our balance sheet, and identified additional efficiencies and expense savings to position the Company more strongly for 2009. While we recognize that our business is not immune to the current economic downturn, we remain fully committed to restoring the Company to its historical levels of profitability over the next few years once the economy stabilizes.”

During March 2009, the Company entered into a transaction with the owner of the Company’s corporate headquarters property and a second property at 2 Emerson Lane in Secaucus, NJ, which the Company leased in 2006 and originally planned to use as a new headquarters. Under the terms of the transaction, the Company will make a cash payment of $6.4 million to the property owner to be relieved of its lease obligations for both properties. The Company has entered into a new lease for another office space within a mile of its existing location and intends to relocate its headquarters in the Fall of 2009. The Company expects to incur one-time capital expenditures of approximately $17 million to build out the new facilities. Leases for three additional auxiliary offices are expiring in 2009, and employees based in those leased facilities will also relocate to the Company’s new headquarters location.

Outlook
The Company will not be providing EPS guidance at this time, but will provide its outlook for certain metrics on its conference call at 10:00 a.m. Eastern Time.

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PLCE – Fourth Quarter and Fiscal Year 2008 Financial Results

Conference Call Information
The Children’s Place will host a conference call to discuss its fourth quarter and fiscal year 2008 results today at 10:00 a.m. Eastern Time.  Interested parties are invited to listen to the call by dialing 1-800-862-9098 and providing the Conference ID, 7PLCE.  The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com.  A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on March 26, 2009.  To access the replay, dial 1-800-374-0328, or you may listen to the audio archive on the Company’s website.

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of February 28, 2009, the Company owned and operated 917 stores and an online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s plans to move its corporate headquarters and build-out the new facilities. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and risks and uncertainties relating to the Company’s strategic review.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, (201) 558-2400
Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	Jan 31, 2009	Feb 2, 2008	Jan 31, 2009	Feb 2, 2008

Net sales	$441,459	$443,264	$1,630,323	$1,520,329
Cost of sales	265,671	264,861	958,510	924,187
Gross profit	175,788	178,403	671,813	596,142
Selling, general and administrative expenses	119,561	131,144	471,302	479,142
Asset impairment charge	5,410	14,983	6,491	16,565
Other costs	35	5,870	213	5,870
Depreciation and amortization	18,258	18,512	71,410	65,326
Income from continuing operations before interest and taxes	32,524	7,894	122,397	29,239
Interest (expense), net	(2,136)	(998)	(4,939)	(366)
Income from continuing operations before income taxes	30,388	6,896	117,458	28,873
Provision for income taxes	7,057	11,124	43,523	18,913
Income (Loss) from continuing operations net of income taxes	23,331	(4,228)	73,935	9,960
Income (Loss) from discontinued operations net of income taxes	15,453	(54,265)	8,435	(69,527)
Net income (loss)	$38,784	$(58,493)	$82,370	$(59,567)

Basic income (loss) from continuing operations per common share	$0.79	$(0.15)	$2.52	$0.34
Income (Loss) from discontinued operations per common share	0.53	(1.86)	0.29	(2.39)
Basic net income (loss) per common share	$1.32	$(2.01)	$2.81	$(2.05)
Basic weighted average common shares outstanding	29,428	29,107	29,307	29,090

Diluted income (loss) from continuing operations per common share	$0.79	$(0.15)	$2.50	$0.34
Income (Loss) from discontinued operations per common share	0.52	(1.86)	0.29	(2.35)
Diluted net income (loss) per common share	$1.31	$(2.01)	$2.79	$(2.01)
Diluted weighted average common shares and common shares equivalents outstanding	29,575	29,107	29,548	29,648

Note: All periods presented above reflect the exit of the DSNA business, which has been classified as a discontinued operation in accordance with GAAP. Continuing operations, as presented above, includes the operations of The Children’s Place business only.

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31, 2009	February 2, 2008

Current assets:

Cash and investments	$226,206	$81,626
Accounts receivable	19,639	41,143
Inventories	211,227	196,606
Other current assets	62,518	92,910
Current assets held for sale	--	98,591
Total current assets	519,590	510,876

Property and equipment, net	318,116	354,141
Other assets, net	102,051	128,357
Non-current assets held for sale	--	4,163
Total assets	$939,757	$997,537

Current liabilities:

Revolving credit facility	$--	$88,976
Short term portion of term loan	30,000	--
Accounts payable	73,333	80,807
Accrued expenses and other current liabilities	103,662	140,712
Total current liabilities	206,995	310,495

Long term portion of term loan	55,000	--
Other liabilities	129,883	214,809
Total liabilities	391,878	525,304

Stockholders’ equity	547,879	472,233

Total liabilities and stockholders’ equity	$939,757	$997,537

Note: “Assets held for sale” on the February 2, 2008 balance sheet reflect the assets sold to an affiliate of The Walt Disney Company. The remaining assets and liabilities of the Disney Store business are reflected in their respective balance sheet category on the February 2, 2008 balance sheet.

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	Jan. 31, 2009	Feb. 2, 2008	Jan. 31, 2009	Feb. 2, 2008

Income (Loss) from continuing operations net of income taxes	$23.3	$(4.2)	$73.9	$10.0

Significant one-time items pre-tax:
Asset impairment charge	4.9	14.8	4.9	14.8
Lease exit costs	--	5.9	0.2	5.9
Sale of store lease (income)	--	--	(2.3)	--
Tolling of stock options	--	0.9	--	3.0
Severance expense for sr. executives	--	0.7	--	4.7
Professional fees (income recovery) for stock option/special investigation and strategic alternatives review	(0.5)	4.5	3.1	10.2
Net transition services (income)	(0.4)	--	(11.6)	--

Aggregate (income) expense from significant items	4.0	26.8	(5.7)	38.6
Less income tax provision for significant items	(1.6)	(11.5)	2.3	(15.5)
One-time tax (credit) resulting from resolution of state tax issue	(4.5)	--	(4.5)	--
Tax provision related to Company’s decision not to permanently reinvest in certain foreign earnings	--	6.1	--	6.1
Valuation allowance against foreign subsidiary deferred tax assets	--	2.2	--	2.2

Adjusted (income) expense from significant items after taxes	2.0 *	23.6	(7.9)	31.4

Adjusted income from continuing operations net of income taxes	$21.3	$19.4	$66.0	$41.4

GAAP income (loss) from continuing operations per diluted share	$0.79	$(0.15)	$2.50	$0.34

Adjusted income from continuing operations per diluted share	$0.72	$0.67	$2.23	$1.40

*Does not add due to rounding.

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